UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2013

OFS Capital Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35728 (Commission File Number)	46-1339639 (I.R.S. Employer Identification No.)

2850 West Golf Road, 5th Floor, Rolling Meadows, Illinois (Address of principal executive offices)	60008 (Zip Code)

Registrant’s telephone number, including area code: (847) 734-2060

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

OFS Capital Corporation (NASDAQ:OFS), a business development company (BDC), announced today that it received approval from the Small Business Administration (SBA) to acquire the remaining limited and general partnership interests of Tamarix Capital Partners, L.P., a small business investment company (SBIC Fund). OFS Capital acquired the interests on December 4, 2013, which will result in the SBIC Fund becoming a wholly-owned drop-down subsidiary of OFS Capital. The drop-down is anticipated to be finalized within the next 30 days and is contingent on OFS Capital meeting the SBA’s document delivery and capital funding requirements.

In addition, OFS Capital’s exemptive relief application to the Securities and Exchange Commission (SEC) became effective on November 26, 2013. The exemptive relief allows OFS Capital to exclude SBA guaranteed indebtedness from the definition of senior securities in the statutory 200% asset coverage ratio, allowing for greater capital deployment.

OFS Capital acquired the partnership interests for approximately $8.1 million. Prior to the acquisition, OFS Capital had funded approximately $10.0 million of the SBIC Fund’s $15.4 million in paid in capital. In connection with the acquisition, all employees of the SBIC Fund’s investment adviser, including its founder, Mark Hauser, will join the investment adviser of the BDC.

The text of the press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFS Capital Corporation

Date:	December 5, 2013	By:	/s/ Robert S. Palmer

Chief Financial Officer